Exhibit 10.41

TAX RECEIVABLE AGREEMENT

between

PLY GEM HOLDINGS, INC.

and

PG ITR HOLDCO, L.P.

Dated as of [—], 2013

i

Section 7.11	Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets	16
Section 7.12	Confidentiality	16
Section 7.13	Representations	16

ii

TAX RECEIVABLE AGREEMENT

This TAX RECEIVABLE AGREEMENT (this “Agreement”), dated as of [—], 2013, is hereby entered into by and among Ply Gem Holdings, Inc., a Delaware corporation (the “Corporate Taxpayer”) and PG ITR Holdco, L.P., a Delaware limited partnership (the “ITR Entity”), and each of the successors and assigns thereto. This Agreement shall be effective as of the date of the closing date of the IPO (as defined below) (the “IPO Date”).

RECITALS

WHEREAS, following the IPO Date, the income, gain, loss, deduction and other Tax (as defined below) items of the Corporate Taxpayer may be affected by the Tax Benefits and the ITR Tax Benefits (each as defined below); and

WHEREAS, the parties to this Agreement desire to make certain arrangements with respect to the effect of the Tax Benefits and the ITR Tax Benefits on the liability for Taxes of the Corporate Taxpayer.

NOW THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the terms set forth in this Article I shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Advisory Agreement” means the General Advisory Agreement, dated as of February 12, 2004, between Ply Gem Industries, Inc. and CxCIC LLC, as amended, restated, amended and restated or supplemented from time to time.

“Agreed Rate” means LIBOR plus 100 basis points.

“Agreement” is defined in the preamble.

“Amended Schedule” is defined in Section 2.3(b).

“Beneficial Owner” and “Beneficial Ownership” has the meaning set forth in Rule 13d-3 of the Exchange Act (as in effect as of the date hereof).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of New York shall not be regarded as a Business Day.

“Change of Control” has the meaning set forth in the Stockholders’ Agreement as in effect on the date hereof.

“CI Partnerships” means Caxton-Iseman (Ply Gem), L.P. and Caxton-Iseman (Ply Gem) II, L.P.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, $0.01 par value per share, of the Corporate Taxpayer.

“Corporate Taxpayer” is defined in the preamble.

“Corporate Taxpayer Group” is defined in Section 7.11(a).

“Corporate Taxpayer Return” means the federal, state or local Tax Return, as applicable, of the Corporate Taxpayer filed with respect to Taxes of any Taxable Year.

“Credit Agreements” means (i) the Credit Agreement, dated January 26, 2011, as amended on August 11, 2011, September 21, 2012 and April 3, 2013, by and among the Corporate Taxpayer, Ply Gem Industries, Inc., Ply Gem Canada, Inc., the other borrowers named therein, each lender from time to time party thereto, UBS AG, Stamford Branch, as U.S. Administrative Agent, U.S. Collateral Agent and a U.S. L/C Issuer, UBS Loan Finance LLC, as U.S. Swing Line Lender, Wells Fargo Bank, National Association, as a U.S. L/C Issuer, UBS AG Canada Branch, as Canadian Administrative Agent, as Canadian Collateral Agent, as Canadian Swing Line Lender, and as a Canadian L/C Issuer, Credit Suisse, as a U.S. L/C Issuer, Credit Suisse, Toronto Branch, as a Canadian L/C Issuer, UBS Securities LLC, as Joint Lead Arranger and Joint Bookrunner, and Wells Fargo Capital Finance, LLC, as Co-Collateral Agent, Syndication Agent, Joint Lead Arranger and Joint Bookrunner, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, (ii) the Indenture, dated as of February 11, 2011, among Ply Gem Industries, Inc., the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee and Noteholder Collateral Agent, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and (iii) the Indenture, dated as of September 27, 2012, among Ply Gem Industries, Inc., the Guarantors party thereto and Wells Fargo Bank, National Association, as Trustee.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means the cumulative amount of Realized Tax Benefits for all Taxable Years of the Corporate Taxpayer, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination.

“Deductible Expenses” means United States federal, state and local deductions available to the Corporate Taxpayer attributable to (i) payment of a fee to terminate the Advisory Agreement, (ii) deductions for unamortized expenses related to debt that is repaid with proceeds of the IPO, and (iii) deductions for premiums and breakage expenses on debt that is repaid with proceeds of the IPO.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” has the meaning ascribed to such term in Section 1313(a) of the Code or similar provision of state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax.

“Dispute” is defined in Section 7.8(a).

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2.

“Early Termination Notice” is defined in Section 4.2.

“Early Termination Schedule” is defined in Section 4.2.

“Early Termination Payment” is defined in Section 4.3(b).

“Early Termination Rate” means the lesser of (i) 6.5% per annum, compounded annually, and (ii) LIBOR plus 100 basis points.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expert” is defined in Section 7.9.

“Hypothetical Tax Liability” means, with respect to any Taxable Year, the liability for Taxes of the Corporate Taxpayer using the same methods, elections, conventions and similar practices used on the relevant Corporate Taxpayer Return, but (i) without taking into account the use of Tax Benefits, if any, and (ii) excluding any deduction attributable to the ITR Tax Benefits; provided, that the Tax Benefits shall be based on the IPO Date Tax Benefit Disclosure Letter including amendments thereto. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to the Tax Benefits or the ITR Tax Benefits.

“Independent Director” has the meaning set forth in the Stockholders’ Agreement as in effect on the date hereof.

“Interest Amount” is defined in Section 3.1(b).

“IPO” means the initial public offering of the Common Stock.

“IPO Date” is defined in the preamble.

“IPO Date Tax Benefit Disclosure Letter” is defined in Section 2.1.

“IRS” means the United States Internal Revenue Service or any successor agency thereto.

“ITR Entity” is defined in the preamble.

“ITR Tax Benefits” means (i) any interest imputed under Section 1272, 1274 or 483 or other provision of the Code and any similar provision of state and local tax law with respect to the Corporate Taxpayer’s payment obligations under this Agreement and (ii) any other deductions available to the Corporate Taxpayer attributable to its payment obligations under this Agreement.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two (2) days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“Material Objection Notice” is defined in Section 4.2.

“Net Tax Benefit” is defined in Section 3.1(b).

“NOLs” means the United States federal, state and local net operating loss carryovers of the Corporate Taxpayer from taxable periods (or portions thereof) ending before January 1, 2013 that are available as a deduction in taxable periods (or portions thereof) beginning after December 31, 2012.

“Objection Notice” is defined in Section 2.3(a)(i).

“Ownership Change” is defined in Section 6.4.

“Payment Date” means any date on which a payment is made pursuant to this Agreement.

“Permitted Holders” has the meaning set forth in the Stockholders’ Agreement as in effect on the date hereof.

“Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

“Pre-IPO Stockholders” means the CI Partnerships and each other Person who owns Common Stock immediately before the IPO.

“Realized Tax Benefit” means, for a Taxable Year, the excess, if any, of the Hypothetical Tax Liability for such Taxable Year over the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for a Taxable Year, the excess, if any, of the actual liability for Taxes of the Corporate Taxpayer for such taxable Year over the Hypothetical Tax Liability for such Taxable Year. If all or a portion of the actual liability for such Taxes for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Detriment unless and until there has been a Determination.

“Reconciliation Dispute” is defined in Section 7.9.

“Reconciliation Procedures” is defined in Section 2.3(a).

“Schedule” means any of the following: (i) the IPO Date Tax Benefit Disclosure Letter, (ii) a Tax Benefit Schedule, or (iii) the Early Termination Schedule.

“Section 382 Accountant” is defined in Section 6.4.

“Senior Obligations” is defined in Section 5.1.

“Stockholders’ Agreement” means the Second Amended and Restated Stockholders’ Agreement, dated [—], 2013, by and among the Corporate Taxpayer, Ply Gem Prime Holdings, Inc., the CI Partnerships, the management stockholders named therein and, for purposes of certain sections only, Rajaconda Holdings, Inc.

“Subordination Agreement” means a subordination or intercreditor agreement entered into among the ITR Entity, the Corporate Taxpayer and the holders of any Senior Obligations (or their representative, agent or trustee) pursuant to which the ITR Entity subordinates the obligations of the Corporate Taxpayer hereunder to such Senior Obligations, as the same may be amended, supplemented or otherwise modified.

“Tax Benefit Payment” is defined in Section 3.1(b).

“Tax Benefit Schedule” is defined in Section 2.2(a).

“Tax Benefits” means the NOLs and the Deductible Expenses.

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of the Corporate Taxpayer as defined in Section 441(b) of the Code or comparable section of state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than 12 months for which a Tax Return is made), ending on or after the IPO Date.

“Taxes” means any and all United States federal, state and local taxes, assessments or similar charges that are based on or measured with respect to net income or profits, and any interest related to such Tax.

“Taxing Authority” means any domestic, federal, national, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final and temporary Treasury regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” means, as of an Early Termination Date, the assumptions that (a) (1) if such date occurs on or before December 31, 2013, the Corporate Taxpayer will have (i) zero taxable income for the Taxable Year ending on or before December 31, 2013, (ii) taxable income for the Taxable Year ending on or before December 31, 2014 equal to the sum of (I) one-half of the Tax Benefits and (II) all ITR Tax Benefits accrued in such Taxable Year and (iii) taxable income for the Taxable Year ending on or before December 31, 2015 sufficient to fully utilize the deduction attributable to any unutilized Tax Benefits and ITR Tax Benefits, (2) if such date occurs after December 31, 2013 and on or before December 31, 2014, the Corporate Taxpayer will have (i) taxable income for the Taxable Year ending on or before December 31, 2013 that is equal to the Corporate Taxpayer’s actual taxable income for such period, (ii) taxable income for the Taxable Year ending on or before December 31, 2014 equal to the sum of (I) one-half of the unutilized Tax Benefits and (II) all ITR Tax Benefits accrued in such Taxable Year and (iii) taxable income for the Taxable Year ending on or before December 31, 2015 sufficient to fully utilize the deduction attributable to any unutilized Tax Benefits and ITR Tax Benefits and (3) if such date occurs after December 31, 2014, the Corporate Taxpayer will have taxable income for the Taxable Year in which such date occurs sufficient to fully utilize the deduction attributable to any unutilized Tax Benefits and ITR Tax Benefits, and (b) the United States federal, state and local income tax rates that will be in effect for any Taxable Year beginning after such Early Termination Date will be those specified for such Taxable Year by the Code and other law as in effect on such Early Termination Date; provided, that for purposes of clauses (a)(1)(ii)(II), (a)(1)(iii), (a)(2)(ii)(II), (a)(2)(iii) and (a)(3), the amount of ITR Tax Benefits shall be determined by assuming that the Corporate Taxpayer will make payments pursuant to Section 3.1(a) on the date that is ninety-five (95) calendar days after the due date (including extensions) of the United States federal income tax return of the Corporate Taxpayer.

ARTICLE II

DETERMINATION OF CERTAIN REALIZED TAX BENEFIT

Section 2.1 Disclosure Letter. The letter dated the date of this Agreement from the ITR Entity to the Corporate Taxpayer shows, in reasonable detail necessary to perform the calculations required by this Agreement, for purposes of Taxes, estimates of (i) the NOLs, (ii) the scheduled expiration date (or dates) of such NOLs and (iii) the Deductible Expenses (such letter, the “IPO Date Tax Benefit Disclosure Letter”). From time to time after the IPO Date, the

ITR Entity and the Corporate Taxpayer shall agree on an amended IPO Date Tax Benefit Disclosure Letter (x) that reflects more accurate estimates of the Deductible Expenses and (y) as required by the last sentence of Section 2.3(b).

Section 2.2 Tax Benefit Schedule.

(a) Tax Benefit Schedule. Within ninety (90) calendar days after the filing of the United States federal income tax return of the Corporate Taxpayer for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, the Corporate Taxpayer shall provide to the ITR Entity a schedule showing, in reasonable detail, the calculation of the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year (a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.3(a) and may be amended as provided in Section 2.3(b)).

(b) Applicable Principles. The Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual liability for Taxes of the Corporate Taxpayer for such Taxable Year attributable to the Tax Benefits and the ITR Tax Benefits, determined using a “with and without” methodology. For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of the Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by the Corporate Taxpayer for the acquisition of the shares of Common Stock in connection with the IPO. Carryovers or carrybacks of any Tax item attributable to the Tax Benefits and the ITR Tax Benefits shall be considered to be subject to the rules of the Code and the Treasury Regulations or the appropriate provisions of U.S. state and local income and franchise tax law, as applicable, governing the use, limitation and expiration of carryovers or carrybacks of the relevant type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Tax Benefits or the ITR Tax Benefits and another portion that is not, such portions shall be considered to be used in accordance with the “with and without” methodology.

Section 2.3 Procedures, Amendments.

(a) Procedure. Every time the Corporate Taxpayer delivers to the ITR Entity an applicable Schedule under this Agreement, including any Amended Schedule delivered pursuant to Section 2.3(b), but excluding any Early Termination Schedule or amended Early Termination Schedule, the Corporate Taxpayer shall also (x) deliver to the ITR Entity schedules and work papers, as determined by the Corporate Taxpayer or requested by the ITR Entity, providing reasonable detail regarding the preparation of the Schedule and (y) allow the ITR Entity reasonable access at no cost to the appropriate representatives at the Corporate Taxpayer, as determined by the Corporate Taxpayer or requested by the ITR Entity, in connection with a review of such Schedule. Without limiting the application of the preceding sentence, each time the Corporate Taxpayer delivers to the ITR Entity a Tax Benefit Schedule, in addition to the Tax Benefit Schedule duly completed, the Corporate Taxpayer shall deliver to the ITR Entity the Corporate Taxpayer Return, the reasonably detailed calculation by the Corporate Taxpayer of the Hypothetical Tax Liability, the reasonably detailed calculation by the Corporate Taxpayer of the actual Tax liability, as well as any other work papers as determined by the Corporate Taxpayer or requested by the ITR Entity. An applicable Schedule or amendment thereto shall become final and binding on all parties thirty (30) calendar days from the first date on which the ITR Entity has received the applicable Schedule or amendment thereto unless the ITR Entity (i) within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides the Corporate Taxpayer with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by the Corporate Taxpayer. If the parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of an Objection Notice, the Corporate Taxpayer and the ITR Entity shall employ the reconciliation procedures as described in Section 7.9 (the “Reconciliation Procedures”).

(b) Amended Schedule. The applicable Schedule for any Taxable Year may be amended from time to time by the Corporate Taxpayer (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, or (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year (any such Schedule, an “Amended Schedule”). The IPO Date Tax Benefit Disclosure Letter shall be appropriately amended by the ITR Entity and the Corporate Taxpayer to the extent that, as a result of a Determination, the Corporate Taxpayer is required to calculate its Tax liability in a manner inconsistent with the IPO Date Tax Benefit Disclosure Letter.

ARTICLE III

TAX BENEFIT PAYMENTS

Section 3.1 Payments.

(a) Payments. Within five (5) calendar days after a Tax Benefit Schedule delivered to the ITR Entity becomes final in accordance with Section 2.3(a), the Corporate Taxpayer shall pay to the ITR Entity for such Taxable Year the Tax Benefit Payment determined pursuant to Section 3.1(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the ITR Entity to the Corporate Taxpayer or as otherwise agreed by the Corporate Taxpayer and the ITR Entity. For the avoidance of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, federal estimated income tax payments. Notwithstanding anything herein to the contrary, in no event shall the aggregate Tax Benefit Payments (excluding any amount accounted for as interest under the Code) exceed $100 million in respect of the Corporate Taxpayer.

(b) A “Tax Benefit Payment” means an amount, not less than zero, equal to the sum of the Net Tax Benefit and the Interest Amount. For the avoidance of doubt, for Tax purposes, the Interest Amount shall not be treated as interest but shall instead be treated as additional consideration for the acquisition of the assets or stock of the Corporate Taxpayer in connection with the IPO, unless otherwise required by law. The “Net Tax Benefit” for a Taxable

Year shall be an amount equal to the excess, if any, of 85% of the Cumulative Net Realized Tax Benefit as of the end of such Taxable Year over the total amount of payments previously made under this Section 3.1 (excluding payments attributable to Interest Amounts); provided, for the avoidance of doubt, that the ITR Entity shall not be required to return any portion of any previously made Tax Benefit Payment. The “Interest Amount” shall equal the interest on the Net Tax Benefit calculated at the Agreed Rate from the due date (without extensions) for filing the Corporate Taxpayer Return with respect to Taxes for such Taxable Year until the Payment Date. Notwithstanding the foregoing, for each Taxable Year ending on or after the date of a Change of Control, all Tax Benefit Payments shall be calculated by utilizing Valuation Assumptions substituting the terms “the closing date of a Change of Control” for an “Early Termination Date” in the definition thereof.

Section 3.2 No Duplicative Payments. It is intended that the provisions of this Agreement will not result in duplicative payment of any amount (including interest) required under this Agreement. It is also intended that the provisions of this Agreement provide that Tax Benefit Payments are paid to the ITR Entity pursuant to this Agreement. The provisions of this Agreement shall be construed in the appropriate manner to ensure such intentions are realized.

ARTICLE IV

TERMINATION

Section 4.1 Early Termination and Breach of Agreement.

(a) With the written approval of a majority of the Independent Directors, the Corporate Taxpayer may terminate this Agreement with respect to all amounts payable to the ITR Entity at any time by paying to the ITR Entity the Early Termination Payment; provided, however, that this Agreement shall terminate only upon the receipt of the Early Termination Payment by the ITR Entity; provided, further, that the Corporate Taxpayer may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which any Early Termination Payment has been paid. Upon payment of the Early Termination Payment by the Corporate Taxpayer, neither the ITR Entity nor the Corporate Taxpayer shall have any further payment obligations under this Agreement, other than for any (i) Tax Benefit Payment agreed to by the Corporate Taxpayer and the ITR Entity as due and payable but unpaid as of the Early Termination Notice and (ii) Tax Benefit Payment due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in this clause (ii) is included in the Early Termination Payment).

(b) In the event that (x) the Corporate Taxpayer breaches any of its material obligations under this Agreement, whether as a result of failure to make any payment when due or failure to honor any other material obligation required hereunder or (y) a case is commenced under the Bankruptcy Code against the Corporate Taxpayer and not dismissed in sixty (60) days or by the Corporate Taxpayer, then, in the case of clause (x) upon notice from the ITR Entity and in the case of clause (b) automatically, all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such event and shall include, but not be limited to, (i) the Early Termination Payment calculated as if an Early Termination Notice had been delivered on the date of such event, (ii) any Tax Benefit Payment agreed to by the Corporate Taxpayer and the ITR Entity as due and

payable but unpaid as of the date of such event, and (iii) any Tax Benefit Payment due for the Taxable Year ending with or including the date of such event. Notwithstanding the foregoing, in the event that the Corporate Taxpayer breaches this Agreement, the ITR Entity shall be entitled to elect to receive the amounts set forth in clauses (i), (ii) and (iii) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this Agreement within three months of the date such payment is due shall be deemed to be a breach of a material obligation under this Agreement for all purposes of this Agreement, and that it will not be considered to be a breach of a material obligation under this Agreement to make a payment due pursuant to this Agreement until three months of the date such payment is due. Notwithstanding anything in this Agreement to the contrary, it shall not be a breach of this Agreement if the Corporate Taxpayer fails to make any Tax Benefit Payment when due to the extent that the Corporate Taxpayer has insufficient funds to make such payment; provided, that the interest provisions of Section 5.2 shall apply to such late payment at the Default Rate (unless the reason Corporate Taxpayer does not have sufficient cash to make such payment is a result of limitations imposed by the Credit Agreements, in which case, the Agreed Rate shall apply in lieu of the Default Rate).

Section 4.2 Early Termination Notice. If the Corporate Taxpayer chooses to exercise its right of early termination under Section 4.1 above, the Corporate Taxpayer shall deliver to the ITR Entity notice of such intention to exercise such right (“Early Termination Notice”) and a schedule (the “Early Termination Schedule”) specifying the Corporate Taxpayer’s intention to exercise such right and showing in reasonable detail the calculation of the Early Termination Payment for the ITR Entity. The Early Termination Schedule shall become final and binding on all parties thirty (30) calendar days from the first date on which the ITR Entity has received such Schedule or amendment thereto unless the ITR Entity (i) within thirty (30) calendar days after receiving the Early Termination Schedule, provides the Corporate Taxpayer with notice of a material objection to such Schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such Schedule becomes binding on the date the waiver is received by the Corporate Taxpayer (the “Early Termination Effective Date”). If the parties, for any reason, are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by the Corporate Taxpayer of the Material Objection Notice, the Corporate Taxpayer and the ITR Entity shall employ the Reconciliation Procedures.

Section 4.3 Payment upon Early Termination.

(a) Within three (3) calendar days after the Early Termination Effective Date, the Corporate Taxpayer shall pay to the ITR Entity an amount equal to the Early Termination Payment. Such payment shall be made by wire transfer of immediately available funds to a bank account or accounts designated by the ITR Entity or as otherwise agreed by the Corporate Taxpayer and the ITR Entity.

(b) “Early Termination Payment” shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by the Corporate Taxpayer to the ITR Entity beginning from the Early Termination Date and applying the Valuation Assumptions.

ARTICLE V

SUBORDINATION AND LATE PAYMENTS

Section 5.1 Subordination. Notwithstanding any other provision of this Agreement to the contrary, any Tax Benefit Payment or Early Termination Payment required to be made by the Corporate Taxpayer to the ITR Entity under this Agreement shall rank subordinate and junior in right of payment pursuant to a Subordination Agreement to any principal, interest (including, without limitation, all interest accruing after the commencement of a case under the Bankruptcy Code against the Corporate Taxpayer whether or not allowed as a claim in such proceeding) or other amounts due and payable in respect of the Credit Agreements (collectively, the “Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of the Corporate Taxpayer that are not Senior Obligations.

Section 5.2 Late Payments by the Corporate Taxpayer. The amount of all or any portion of any Tax Benefit Payment or Early Termination Payment not made to the ITR Entity when due under the terms of this Agreement shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such Tax Benefit Payment or Early Termination Payment was due and payable.

ARTICLE VI

NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1 Participation in the Corporate Taxpayer’s Tax Matters. Except as otherwise provided herein, the Corporate Taxpayer shall have full responsibility for, and sole discretion over, all Tax matters concerning the Corporate Taxpayer, including without limitation the preparation, filing or amending of any Tax Return and defending, contesting or settling any issue pertaining to Taxes. Notwithstanding the foregoing, the Corporate Taxpayer shall notify the ITR Entity of, and keep the ITR Entity reasonably informed with respect to, the portion of any audit of the Corporate Taxpayer by a Taxing Authority the outcome of which is reasonably expected to affect the rights and obligations of the ITR Entity under this Agreement, and shall provide to the ITR Entity reasonable opportunity to provide information and other input to the Corporate Taxpayer and its advisors concerning the conduct of any such portion of such audit.

Section 6.2 Consistency. The Corporate Taxpayer and the ITR Entity agree to report and cause to be reported for all purposes, including federal, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, each Tax Benefit Payment) in a manner consistent with that specified by the Corporate Taxpayer in any Schedule required to be provided by or on behalf of the Corporate Taxpayer under this Agreement unless otherwise required by law.

Section 6.3 Cooperation in Audit. The ITR Entity shall (a) furnish to the Corporate Taxpayer in a timely manner such information, documents and other materials as the Corporate Taxpayer may reasonably request for purposes of making any determination or computation necessary or appropriate under this Agreement, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to the Corporate Taxpayer and its representatives to provide explanations of documents and materials and such other information as the Corporate Taxpayer or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and the Corporate Taxpayer shall reimburse the ITR Entity for any reasonable third-party costs and expenses incurred pursuant to this Section.

Section 6.4 Cooperation Regarding Section 382 Compliance. The Corporate Taxpayer and the ITR Entity recognize that they have a mutual interest in having accurate information and calculations regarding the presence or absence of an “ownership change,” as defined in Section 382(g) of the Code (an “Ownership Change”). The Corporate Taxpayer agrees to retain an accounting firm that is nationally recognized as being expert in Tax matters and that is reasonably acceptable to the ITR Entity (the “Section 382 Accountant”) to monitor all information relevant to determining whether there has been an Ownership Change. The Corporate Taxpayer and the ITR Entity each shall (and the ITR Entity shall cause each of its direct and indirect owners to) promptly furnish the Section 382 Accountant with information, documents and other materials requested by the Section 382 Accountant in connection with its evaluation of the presence or absence of an Ownership Change, all as requested from time to time by the Section 382 Accountant. The Corporate Taxpayer shall ask the Section 382 Accountant to produce periodic reports regarding the presence or absence of an Ownership Change, which reports shall indicate the extent of the changes in stock ownership by “5-percent shareholders” for purposes of Section 382 of the Code, and the Corporate Taxpayer agrees to deliver to the ITR Entity promptly upon receipt copies of any such reports generated by the Section 382 Accountant.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed duly given and received (a) on the date of delivery if delivered personally, or by facsimile upon confirmation of transmission by the sender’s fax machine if sent on a Business Day (or otherwise on the next Business Day) or (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to the Corporate Taxpayer, to:

5020 Weston Parkway

Suite 400

Cary, North Carolina 27513

Attention: General Counsel

Telecopy: (919) 677-3914

with a copy to:

Carl L. Reisner, Esq.

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Fax: (212) 757-3990

If to the ITR Entity, to:

c/o CI Capital Partners LLC

500 Park Avenue

8th Floor

New York, New York 10022

Attention: General Counsel

Telecopy: (212) 832-9450

Any party may change its address or fax number by giving the other party written notice of its new address or fax number in the manner set forth above.

Section 7.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

Section 7.3 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 7.4 Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York, without regard to the conflicts of laws principles thereof that would mandate the application of the laws of another jurisdiction.

Section 7.5 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 7.6 Successors; Assignment; Amendments; Waivers.

(a) The ITR Entity may assign any of its rights under this Agreement to any Person as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this Agreement, in form and substance reasonably satisfactory to the Corporate Taxpayer, agreeing to become an ITR Entity for all purposes of this Agreement, except as otherwise provided in such joinder.

(b) No provision of this Agreement may be amended unless such amendment is approved in writing by both the Corporate Taxpayer and the ITR Entity; provided, that the definition of Change of Control cannot be amended without the written approval of a majority of the Independent Directors. No provision of this Agreement may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective.

(c) All of the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. The Corporate Taxpayer shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Corporate Taxpayer, by written agreement, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Corporate Taxpayer would be required to perform if no such succession had taken place.

Section 7.7 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

Section 7.8 Resolution of Disputes. Except to the extent provided in Section 7.9:

(a) Any and all disputes which cannot be settled amicably, including any ancillary claims of any party, arising out of, relating to or in connection with the validity, negotiation, execution, interpretation, performance or non-performance of this Agreement (including the validity, scope and enforceability of this arbitration provision) (each, a “Dispute”) shall be finally settled by arbitration conducted by a single arbitrator in New York in accordance with the then-existing Rules of Arbitration of the International Chamber of Commerce. If the parties to the Dispute fail to agree on the selection of an arbitrator within ten (10) days of the receipt of the request for arbitration, the International Chamber of Commerce shall make the appointment. The arbitrator shall be a lawyer admitted to the practice of law in the State of New York and shall conduct the proceedings in the English language. Performance under this Agreement shall continue if reasonably possible during any arbitration proceedings.

(b) Notwithstanding the provisions of paragraph (a), the Corporate Taxpayer may bring an action or special proceeding in any court of competent jurisdiction for the purpose of compelling a party to arbitrate, seeking temporary or preliminary relief in aid of an arbitration hereunder, and/or enforcing an arbitration award and, for the purposes of this paragraph (b), the ITR Entity (i) expressly consents to the application of paragraph (c) of this Section 7.8 to any such action or proceeding and (ii) agrees that proof shall not be required that monetary damages for breach of the provisions of this Agreement would be difficult to calculate and that remedies at law would be inadequate.

(c) (i) EACH PARTY HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF COURTS LOCATED IN NEW YORK, NEW YORK FOR THE PURPOSE OF ANY JUDICIAL PROCEEDING BROUGHT IN ACCORDANCE WITH THE PROVISIONS OF THIS SECTION 7.8, OR ANY JUDICIAL PROCEEDING ANCILLARY TO AN ARBITRATION OR CONTEMPLATED ARBITRATION ARISING OUT OF OR RELATING TO OR CONCERNING THIS AGREEMENT. Such ancillary judicial proceedings include any suit, action or proceeding to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm an arbitration award. The parties acknowledge that the for a designated by this paragraph (c) have a reasonable relation to this Agreement, and to the parties’ relationship with one another; and

(ii) The parties hereby waive, to the fullest extent permitted by applicable law, any objection which they now or hereafter may have to personal jurisdiction or to the laying of venue of any such ancillary suit, action or proceeding brought in any court referred to in the preceding paragraph of this Section 7.8 and such parties agree not to plead or claim the same.

Section 7.9 Reconciliation. In the event that the Corporate Taxpayer and the ITR Entity are unable to resolve a disagreement with respect to the matters governed by Sections 2.3, 4.2 and 6.2 within the relevant period designated in this Agreement (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless the Corporate Taxpayer and the ITR Entity agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with the Corporate Taxpayer or the ITR Entity or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the International Chamber of Commerce Centre for Expertise. The Expert shall resolve any matter relating to the IPO Date Tax Benefit Disclosure Letter or an amendment thereto or the Early Termination Schedule or an amendment thereto within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this Agreement and such Tax Return may be filed as prepared by the Corporate Taxpayer, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert or amending any Tax Return shall be borne by the Corporate Taxpayer except as provided in the next sentence. The Corporate Taxpayer and the ITR Entity shall bear their own costs and expenses of such proceeding, unless (i) the Expert adopts the ITR Entity’s position, in which case the Corporate Taxpayer shall reimburse the ITR Entity for any reasonable out-of-pocket costs and expenses in such proceeding, or (ii) the Expert adopts the Corporate Taxpayer’s position, in which case the ITR Entity shall reimburse the Corporate Taxpayer for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on the Corporate Taxpayer and the ITR Entity and may be entered and enforced in any court having jurisdiction.

Section 7.10 Withholding. The Corporate Taxpayer shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as the Corporate Taxpayer is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by the Corporate Taxpayer, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the ITR Entity.

Section 7.11 Admission of the Corporate Taxpayer into a Consolidated Group; Transfers of Corporate Assets.

(a) If the Corporate Taxpayer is or becomes a member of an affiliated group of corporations that files a consolidated income tax return pursuant to Sections 1501–1563 of the Code or any corresponding provisions of state or local law (the “Corporate Taxpayer Group”), then: (i) the provisions of this Agreement shall be applied with respect to the Corporate Taxpayer Group as a whole; and (ii) Tax Benefit Payments, Early Termination Payments and other applicable items hereunder shall be computed with reference to the consolidated taxable income of the Corporate Taxpayer Group as a whole.

(b) If any entity that is obligated to make a Tax Benefit Payment or Early Termination Payment hereunder transfers one or more assets to a corporation (or a Person taxable as a corporation for U.S. income tax purposes) with which such entity does not file a consolidated tax return pursuant to Section 1501 of the Code or any corresponding provisions of state or local law, such entity, for purposes of calculating the amount of any Tax Benefit Payment or Early Termination Payment (e.g., calculating the gross income of the entity and determining the Realized Tax Benefit of such entity) due hereunder, shall be treated as having disposed of such asset in a fully taxable transaction on the date of such contribution. The consideration deemed to be received by such entity shall be equal to the fair market value of the contributed asset. For purposes of this Section 7.11, a transfer of a partnership interest shall be treated as a transfer of the transferring partner’s share of each of the assets and liabilities of that partnership.

Section 7.12 Confidentiality. Section 6.8 of the Stockholders’ Agreement shall apply to the parties hereto mutatis mutandis as if the ITR Entity were a “Pre-IPO Stockholder” (as defined in the Stockholders’ Agreement).

Section 7.13 Representations. The ITR Entity hereby represents that the Pre-IPO Stockholders have contributed to the ITR Entity, and the ITR Entity has received, all of the Pre-IPO Stockholders’ rights to receive payments in respect of the Corporate Taxpayer’s cash Tax savings attributable to various Tax benefits that are subject to this Agreement (including their rights under this Agreement).

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IN WITNESS WHEREOF, the Corporate Taxpayer and the ITR Entity have duly executed this Agreement as of the date first written above.

CORPORATE TAXPAYER:

PLY GEM HOLDINGS, INC.

By:
	Name:	[—]
	Title:	[—]

ITR ENTITY:

PG ITR HOLDCO, L.P.

By:	[—], its general partner

By:
	Name:	[—]
	Title:	[—]

[Signature Page to Tax Receivable Agreement]